UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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HARDING, LOEVNER FUNDS, INC.
(Name of Registrant as Specified In Its Charter)

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HARDING, LOEVNER FUNDS, INC.

P.O. BOX 642, OPS 22
BOSTON, MA 02117-0642

877-435-8105

HARDING LOEVNER FRONTIER EMERGING MARKETS PORTFOLIO

INFORMATION STATEMENT IN CONNECTION WITH SOLICITATION OF
UNANIMOUS WRITTEN CONSENT

This information statement in connection with solicitation of unanimous written consent (the "Statement") is being furnished to shareholders of the Harding Loevner Frontier Emerging Markets Portfolio (the "Portfolio"), a series of the Harding, Loevner Funds, Inc. (the "Fund") in connection with the solicitation of written consent by the board of directors of the Fund (the "Board") for action to be taken by unanimous written consent in lieu of a meeting of the shareholders (the "Written Consent"). A form of Written Consent is attached hereto as Exhibit A.

The Fund is organized as a Maryland corporation and is not required to hold annual meetings of shareholders. Article II, Section 11 of the Fund's By-laws permits any action to be taken by shareholders to be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and if all shareholders entitled to notice of the meeting but not entitled to vote at it waive any right to dissent in writing and the written consents and waivers are filed with the records of the meetings of shareholders. Such consent shall be treated for all purposes as a vote at a meeting. Additionally, Section 2-505 of the Maryland General Corporation Law permits a corporation to take action in lieu of a meeting if a unanimous written consent is given in writing or electronic transmission to each shareholder and filed with the corporation's records of shareholder's meetings.

Shareholders will be asked to consider and approve the proposal set forth below to modify a fundamental restriction of the Portfolio with respect to the concentration of investments. Harding Loevner LLC ("Harding Loevner"), the investment adviser to the Portfolio, believes that this modification will enhance the Portfolio's ability to pursue its investment strategies. The Board recommends that the shareholders of the Portfolio approve this proposal.

This Statement will be furnished to the shareholders of record of the Portfolio as of close of business on [                         ] (the "Record Date"). As of the Record Date, the number of shares outstanding for the Portfolio was [                         ] shares. This Statement is being mailed to shareholders on or about [                         ]. The Written Consent should be submitted to the Fund on or about [                         ].

This Statement should be kept for future reference. The most recent annual report of the Portfolio dated October 31, 2008 has been mailed previously to shareholders. If you would like to receive additional copies of the shareholder report free of charge, please contact the Fund by writing to the Secretary, Harding, Loevner Funds, Inc., P.O. Box 642, OPS 22, Boston, MA 02117-0642 or by calling 877-435-8105. Requested shareholder reports will be sent by first class mail within three business days of the receipt of the request.

PROPOSAL

MODIFICATION OF FUNDAMENTAL RESTRICTION OF THE PORTFOLIO
WITH RESPECT TO CONCENTRATION OF INVESTMENTS

Pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), an investment company is required to determine and disclose its policies with respect to concentration of investments in a particular industry or group of industries. The Portfolio has adopted a fundamental investment restriction with respect to concentration of investments, which is set forth in the Portfolio's statement of additional information, and which may be changed only with shareholder approval. The Portfolio's current fundamental investment restriction with respect to concentration of investments states:

The Portfolio may not invest more than 25% of its total assets in the securities of companies primarily engaged in any one industry other than the U.S. Government, its agencies or instrumentalities.

The Portfolio seeks to change this restriction to the following:

The Portfolio may not invest more than 25% of its total assets in the securities of companies primarily engaged in any one industry, except that the Portfolio may invest more than 25% of its total assets in securities of issuers in the banking industry if, at the time of investment, the banking industry represents 25% or more of the benchmark index. This restriction does not apply to securities issued, guaranteed or sponsored by the U.S. Government, its agencies or instrumentalities.

Harding Loevner believes that the current restriction with respect to concentration of investments could have the effect of hampering the management of the Portfolio. The Portfolio invests primarily in equity securities of companies that are based in frontier emerging markets, including the smaller traditionally-recognized emerging markets. Frontier emerging markets include countries that are represented in the MSCI Frontier Markets Index, the S&P Frontier BMI Index or similar indices, and the smaller traditionally-recognized emerging markets, such as those individually constituting less than 5% of the MSCI Emerging Markets Index or the S&P/IFCI Emerging Market Index. The Portfolio is not an index fund that seeks to replicate an index. However, the Portfolio seeks to outperform its benchmark index, the MSCI Frontier Emerging Markets Index (the "Benchmark Index").

Investment opportunities in many frontier emerging market countries may be concentrated in the banking industry. Currently, securities issued by companies in the banking industry constitute approximately half of the capitalization of the Benchmark Index. In many frontier emerging markets, banks are among the largest publicly-traded companies and their securities are among the most widely-traded. Although no assurance can be given that the Portfolio will achieve its investment objective, Harding Loevner believes that the inability of the Portfolio to match or overweight securities issued by companies in the banking industry in the aggregate as compared to the Benchmark Index may negatively impact the Portfolio's ability to take advantage of the full range of available investment opportunities, to obtain the desired level of geographic diversification, to respond to changes in the frontier emerging markets, and to outperform the Benchmark Index. Harding Loevner believes that the proposed modification to the Portfolio's fundamental investment restriction with respect to concentration of investments will enhance the Portfolio's ability to pursue its investment objective.

If shareholders approve the modification to the Portfolio's fundamental investment restriction with respect to concentration of investments, the Portfolio may invest more than 25% of its total assets in the securities issued by companies in the banking industry. As a result, the Portfolio may be subject to greater risks than a portfolio more limited exposure to the banking industry. The banking industry is a comparatively narrow segment of the economy generally, including in frontier emerging market countries and, therefore, the Portfolio may experience greater volatility or be subject to additional risk than portfolios investing in a less-concentrated fashion. The value of the Portfolio's shares may be particularly vulnerable to factors affecting issuers in the banking industry, such as the availability and cost of capital funds, changes in interest rates, the rate of corporate and consumer debt defaults, changes in legislation or government regulations or the extent of governmental involvement in the industry, and increased competition within the industry. Such risks may be magnified with respect to securities of issuers in frontier emerging markets.

The Board recommends that the shareholders of the Portfolio adopt this proposal. If the shareholders of the Portfolio consent to the proposed change in the fundamental investment restriction with respect to concentration of investments, the change will become effective immediately upon shareholder approval. The Portfolio's prospectus and statement of additional information will be revised, as appropriate, to reflect the change. In addition, shareholders will be advised through the Portfolio's semi-annual and annual reports whether the Portfolio concentrated its investments in the banking industry during the period covered by the report.

GENERAL INFORMATION ABOUT THE PORTFOLIOS

MANAGEMENT AND OTHER SERVICE PROVIDERS

Set forth below is a description of the current service providers of the Portfolio.

Investment Adviser

Harding Loevner, established in 1989, is a registered investment adviser that provides global investment management for private investors and institutions. As of October 31, 2008, Harding Loevner managed approximately $3.525 billion in assets. Harding Loevner is located at 50 Division Street, Suite 401, Somerville, NJ 08876.

Administrator, Transfer Agent and Custodian

State Street Bank and Trust Company ("State Street"), located at 200 Clarendon Street, Boston, MA 02116 serves as administrator to the Portfolio. Pursuant to its terms, the administration agreement (the "Administration Agreement") between the Fund and State Street requires State Street to provide certain accounting, clerical and bookkeeping services, Blue Sky, corporate secretarial services and assistance in the preparation and filing of tax returns and reports to shareholders and the Securities and Exchange Commission. The Fund has also contracted with State Street to provide the Chief Compliance Officer, Anti-Money Laundering Compliance Officer and related services to the Portfolio.

State Street serves as transfer agent, dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Portfolio. State Street also serves as the custodian of the Portfolio's securities and cash.

Distributor

Quasar Distributors, LLC ("Quasar"), located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the distributor to the Portfolio pursuant to a distribution agreement (the "Distribution Agreement") with the Fund on behalf of the Portfolio. Under the Distribution Agreement, Quasar is responsible for selling shares on a best efforts basis, as agent for the Portfolio, but is not obligated to sell any certain number of shares.

Independent Auditors

The Fund's financial statements for its last-completed fiscal year were audited by KPMG LLP ("KPMG"), 1601 Market Street, Philadelphia, PA 19103-2499, independent registered public accounting firm. In addition, KPMG prepares the Portfolio's federal and state annual income tax returns and provides certain non-audit services. The Audit Committee has considered whether the provision of those non-audit services is compatible with maintaining KPMG's independence. The Audit Committee has selected KPMG as the Fund's independent registered public accounting firm and such selection has been ratified by the Fund's Board. KPMG has served as the independent registered public accounting firm to the Fund for the fiscal years ended October 31, 2008, October 31, 2007 and October 31, 2006. KPMG has informed the Fund that it has no material direct or indirect financial interest in the Fund.

SUBMISSION OF CERTAIN SHAREHOLDER PROPOSALS

The Fund does not hold annual shareholder meetings. Any shareholder proposal intended to be presented at any future meeting of shareholders must be received by the Fund, as applicable, at its principal office a reasonable time before the solicitation of proxies for such meeting in order for such proposal to be considered for inclusion in that proxy statement relating to such meeting or to otherwise be considered for presentation at such meeting. Shareholders wishing to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should send their written proposals to the Secretary of the Fund at P.O. Box 642, OPS 22, Boston, MA 02117-0642.

VOTING INFORMATION

Because this Statement is being furnished to shareholders of the Portfolio in connection with an action to be taken by unanimous written consent in lieu of a meeting of the shareholders, the Proposal requires all shareholders entitled to vote on the Proposal consent to the Proposal in writing and if all shareholders entitled to notice of the meeting but not entitled to vote at it waive any right to dissent in writing and the written consents and waivers are filed with the records of the meetings of shareholders.

The number of shares of common stock (excluding fractions thereof) and net assets of the Portfolio outstanding as of December [ ], 2008 is set forth in the following table.

NET ASSETS	NUMBER OF SHARES OUTSTANDING
$[ ]	[ ]

Shares Ownership Information

As of December [ ], 2008, the officers and directors of the Portfolio, as a group, not including David Loevner, owned less than 1% of the Portfolio's outstanding shares. The following table sets forth the information concerning beneficial and record ownership as of December [ ], 2008, of the Portfolio's shares by each person who owned of record, or who was known by the Portfolio to own beneficially, more than 5% of the voting securities of the Portfolio.

Name and Address of Shareholder	Shares Owned	Percentage of Outstanding Shares
The John E. Fetzer Institute, Inc. 9292 West KL Avenue Kalamazoo, MI 49009	[ ]
Kalamazoo College 1200 Academy Street Kalamazoo, MI 49009	[ ]
David R. Loevner* 50 Division Street, Suite 401 Somerville, NJ 08876	[ ]

* David Loevner serves as President and a director of the Fund and as the President of the managing member of Harding Loevner LLC.

EXHIBIT A

HARDING, LOEVNER FUNDS, INC.

HARDING LOEVNER FRONTIER EMERGING MARKETS PORTFOLIO

Consent of Shareholders

The undersigned, being the holder of ___% of the outstanding shares of the Harding Loevner Frontier Emerging Markets Portfolio (the "Portfolio") of the Harding, Loevner Funds, Inc. (the "Fund"), in accordance with Article II, Section 11 of the Fund's By-laws and in lieu of a special meeting of shareholders, does hereby consent to and approve the following resolution:

RESOLVED, that the following fundamental investment restriction with respect to the Portfolio's concentration of investments, be and hereby is, approved in all respects:

The Portfolio may not invest more than 25% of its total assets in the securities of companies primarily engaged in any one industry, except that the Portfolio may invest more than 25% of its total assets in securities of issuers in the banking industry if, at the time of investment, the banking industry represents 25% or more of the benchmark index. This restriction does not apply to securities issued, guaranteed or sponsored by the U.S. Government, its agencies or instrumentalities.

and it is

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them, be and they hereby are, authorized to take any and all actions that they may deem necessary or appropriate to implement the foregoing resolutions; and it is

FURTHER RESOLVED, that this Consent be filed with the Secretary of the Fund.

IN WITNESS WHEREOF, the undersigned has executed this Consent of the Shareholders on this __day of January, 2009.

By:

Name:

Title: